EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-30055, 333-106438, 333-35352, and 333-88780 on Form S-8, and Registration Statement Nos. 333-58273, 333-134221, 333-151779, 333-165740, and 333-170351 on Form S-8 of our reports dated February 21, 2013, relating to the consolidated financial statements of SM Energy Company and subsidiaries and the effectiveness of SM Energy Company and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K of SM Energy Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 21, 2013